Exhibit 99.2

SanSal Wellness Holdings, Inc. Announces 6-for-1 Forward Stock Split Dividend

Fort Lauderdale, Florida - November 8, 2017 - SanSal Wellness Holdings, Inc. (“SanSal Wellness” or the “Company”) (OTCPINK: SSWH) is pleased to announce that FINRA has approved implementation of a 6-for-1 forward stock split in the form of a stock dividend. The stock split was previously authorized by the Board of Directors of the Company, as part of its recently completed milestone acquisition of 271 Lake Davis Holdings, LLC, d/b/a SanSal.

Shareholders owning SSWH common stock at the close of business on the record date, November 9, 2017, are entitled to receive five (5) additional shares of the Company’s common stock for each share then owned. The Company expects that shareholders holding shares at registered brokerage firms will have this forward split dividend transaction processed automatically in their accounts over the next few days. Shareholders holding physical stock certificates will have certificates evidencing the additional shares issued delivered to their registered address. Physical certificate holders with any questions may contact the Company’s transfer agent, VStock Transfer LLC, at info@vstocktransfer.com or (212) 828-8436.

Following the implementation of the stock split there will be 58,840,008 shares of common stock of the Company issued and outstanding. In addition, SanSal Wellness shares will trade under the symbol “SSWHD” for a period of 20 business days after implementation of the stock split.

Alexander M. Salgado, CEO and co-founder of SanSal Wellness, commented, “We anticipate this stock split dividend will allow greater market liquidity to accommodate a wider range of long-term investors and have a positive impact on our ability to fuel the future growth of the Company.”

SanSal Wellness Holdings, Inc. IR/Media Contact

Toll-Free: (888) 549-7888

E-mail: investors@sansalwellness.com

About SanSal Wellness Holdings, Inc.

SanSal Wellness Holdings, Inc. (OTCPink: SSWH) is focused on producing superior quality, whole-plant, broad spectrum phytocannabinoid hemp oils and extracts. SanSal Wellness currently operates a 140-acre farm and production facilities in Pueblo, Colorado, and is registered with the Colorado Department of Agriculture to grow industrial hemp pursuant to federal law. The Company files periodic reports with the Securities and Exchange Commission, which can be viewed at www.sec.gov.

Cautionary Language Concerning Forward-Looking Statements

This SanSal Wellness Holdings, Inc. press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including those with respect to the Company’s mission statement and growth strategy, are “forward-looking statements.” Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve many risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.